Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP REPORTS FOURTH QUARTER RESULTS

HOPKINSVILLE, Ky. (January 24, 2008) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the fourth quarter and the twelve month period ended December 31, 2007. Net income for the fourth quarter ended December 31, 2007, was $961,000, or $0.28 per share basic and $0.27 per share diluted, compared with net income of $846,000, or $0.25 per share basic and diluted for the fourth quarter in 2006. Net income for the twelve months ended December 31, 2007, was $4,116,000, or $1.15 per share basic and $1.14 per share diluted, compared with net income of $3,908,000, or $1.08 per share basic and $1.07 per share diluted, for the twelve months ended December 31, 2006.

Commenting on fourth quarter and full year results, John E. Peck, President and Chief Executive Officer stated, “Despite a difficult operating environment, the Company’s year to date net income increased by more than $200,000. The Company’s improved net income occurred as management embarked on an ambitious plan to enhance its market presence in new growth markets. The Company’s network of branches has increased from nine to eighteen in the last eighteen months. By February 2008, the Company’s ATM network will include sixty-four locations in eighteen counties in Western Kentucky and Middle Tennessee as compared to eleven ATM locations in eight Western Kentucky counties just two years before. This expansion of the Company’s retail network is largely complete. The Company’s improved infrastructure will provide a strong platform for increasing its penetration in both its new and legacy markets

Commenting further, Mr. Peck stated, “In 2007, financial institutions have suffered from serious credit quality issues in both their loan and investment portfolios. The Company’s long standing focus on strong loan underwriting standards combined with the knowledge and service that only a community bank can provide has allowed the Company to grow its loan portfolio while maintaining a reasonable risk profile. Asset quality remains impressive as the Company’s non-performing asset ratio is 0.11%, non-accrual loans represent a total of 0.09% of total loans and the Company’s balance in its allowance for loan loss is more than eight times greater than the amount of our non-performing assets. In 2007, the Company’s net charge off ratio was 0.11%.

“In addition, at December 31, 2007, total assets increased to $808.4 million compared with $770.9 million at December 31, 2006, deposits increased to $598.8 million compared with $569.4 million at December 31, 2006, while net loans increased to $576.3 million compared with $495.0 million at December 31, 2006.”

HopFed Bancorp, Inc. is a holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has eighteen offices in western Kentucky and Middle Tennessee, Fall & Fall Insurance of Fulton, Kentucky, Heritage Solutions located in Murray, Kentucky, and Dickson, Tennessee, and Heritage Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

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4155 Lafayette Road, Hopkinsville, KY 42240

HFBC Reports Fourth Quarter Results

January 24, 2008

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

HOPFED BANCORP, INC.

Selected Financial Data

(Dollars in thousands, except share and per share data)

	Three months ended December 31		Twelve months ended December 31
	2007	2006	2007	2006
EARNINGS SUMMARY
Interest income on loans	10,589	9,099	40,719	31,861
Interest income on taxable investments	1,680	2,065	7,283	7,935
Interest income on non-taxable investments	137	125	511	526
Interest income on time deposits	173	243	520	346

Total interest income	12,579	11,532	49,033	40,668

Interest expense on deposits	5,794	5,060	22,278	16,905
Interest expense on subordinated debentures	186	192	773	734
Interest expense on repurchase agreements	432	271	1,411	628
Interest expense on borrowed funds	1,170	1,390	4,429	5,021

Total interest expense	7,582	6,913	28,891	23,288

Net interest income	4,997	4,619	20,142	17,380
Provision for loan loss	275	294	977	1,023
Net interest income after provision for loan losses	4,722	4,325	19,165	16,357

Non-interest income
Gain on sale of investments	6	9	6	51
Gain on sale of loans	16	31	98	141
Service charges	1,137	996	4,105	3,322
Merchant card income	133	123	494	319
Income from financial services	261	290	1,140	732
Income from Bank owned life insurance	55	63	302	263
Other income	239	242	1,086	937

Total non-interest income	1,847	1,754	7,231	5,765

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HFBC Reports Fourth Quarter Results

January 24, 2008

HOPFED BANCORP, INC.

Selected Financial Data

(Dollars in thousands, except share and per share data)

	Three months ended December 31		Twelve months ended December 31
	2007	2006	2007	2006
Non-interest expense:
Salaries and benefits	$2,692	$2,412	$10,619	$8,280
Occupancy expense	727	591	2,672	1,726
Data processing expense	491	444	1,850	1,556
State deposit tax expense	93	119	504	465
Intangible amortization	258	240	963	670
Advertising expense	264	206	1,005	761
Professional services expense	299	387	1,412	1,496
Postage and communication expense	152	127	550	432
Office supplies expense	80	111	350	374
Other operating expenses	75	200	581	754

Total non-interest expense	5,131	4,837	20,506	16,514

Net income before income taxes	1,438	1,242	5,890	5,608
Income tax expense	477	396	1,774	1,700

Net income	961	846	4,116	3,908

Earnings per share, basic	$0.28	$0.25	$1.15	$1.08
Earnings per share, diluted	$0.27	$0.25	$1.14	$1.07
Dividends per share	$0.12	$0.12	$0.48	$0.48

Weighted average shares outstanding, basic	3,571,547	3,621,572	3,588,163	3,634,138

Weighted average shares outstanding, diluted	3,594,587	3,647,419	3,607,870	3,659,666

	As of
	December 31, 2007	December 31, 2006
Total assets	$808,352	$770,888
Loans receivable, gross	581,094	499,438
Allowance for loan losses	4,842	4,470
Securities available for sale	142,310	183,339
Securities held to maturity	14,095	18,018
Required investment in FHLB stock	3,836	3,639
Total deposits	598,753	569,433
Total FHLB borrowings	101,882	113,621
Repurchase agreements	37,199	21,236
Stockholders’ equity	55,804	52,270
Book value	$15.54	$14.42
Allowance for loan loss / Gross loans	0.83%	0.90%
Allowance for loan loss / nonperforming assets	885.82%	517.96%
Non-performing assets / Total assets	0.11%	0.16%
Non-accrual loans / Total loans	0.09%	0.17%
Tax equivalent net yield on average interest earning assets	2.89%	2.71%

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